AMENDMENT NUMBER 7
                                     TO THE
                            CANANDAIGUA BRANDS, INC.
                        1989 EMPLOYEE STOCK PURCHASE PLAN


This Amendment Number 7 to the Canandaigua Brands, Inc. 1989 Employee Stock Purchase Plan (the "Plan") is adopted pursuant to Paragraph 20 of the Plan by the Board of Directors of Constellation Brands, Inc. (f/k/a Canandaigua Brands, Inc.) (the "Company"). Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Plan.

     1. NAME. The name of the Plan is hereby changed to Constellation Brands, Inc. 1989 Employee Stock Purchase Plan," and all references in the Plan to "Canandaigua Brands, Inc." are hereby replaced by references to "Constellation Brands, Inc."

     2. Effective November 1, Paragraph 22(a) is amended to read as follows:

               All costs and expenses incurred in the administration of the Plan shall be paid by the Company or the employee, as the Company so determines.

     3. Effective November 1, the fourth paragraph of Paragraph 23 is amended to read as follows:

               All transactional costs and account maintenance fees, if any, shall be paid by the employee or as otherwise determined by the Company.

In witness whereof, Constellation Brands, Inc. has caused this instrument to be executed as of December 21, 2000.

                                                  CONSTELLATION BRANDS, INC.


                                                  By: /s/ Richard Sands
                                                      --------------------------
                                                      Richard Sands, President